Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
     As of March 31, 2005
(In Thousands)

Assets

Current Assets:
Cash and cash equivalents	$16,059
Accounts receivable:
Customers	57,851
Associated companies	-
Other	36
Notes receivable	4,101
Prepayments and other	33,164
111,211

Property, Plant and Equipment	13,748

Investments:
Other	3,836
3,836

Deferred Charges:
Goodwill, net	62,371
Accumulated deferred income tax benefits	2,762
Other	-
65,133

Total Assets	$193,928

Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
     As of March 31, 2005
(In Thousands)

Liabilities and Capitalization

Current Liabilities:
Accounts payable
Other	$13,097
Associated companies	671
Accrued income taxes	-
Other	52,908
66,676

Capitalization:
Common stockholder’s equity	125,986
Long-term debt	-
125,986

Deferred Credits:
Other	1,266
1,266

Total Liabilities and Capitalization	$193,928

Exhibit A

MYR GROUP INC.
Consolidated Statement of Operations (Unaudited)
For the Twelve Months Ended March 31, 2005
(In Thousands)

Revenues	$337,990

Expenses:
Other operation expenses	345,091
Provision for depreciation and amortization	995
Total expenses	346,086

Loss before Interest and Income Taxes	(8,096)

Interest expense	(44)

Income tax benefit	(3,372)

Discontinued Operations	343

Net Loss	$(4,337)